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Exhibit 99 Benninger Press Release

Contact Information:                For Release: October 14, 2005
Elliott N. Taylor
entaylor@amerityre.com
(702)293-1930 x113

Amerityre Hires Dr. Gary N. Benninger as Chief Operating Officer

Boulder City, NV, October 14/PRNewswire/ - Amerityre Corporation (OTC Bulletin
Board: AMTY) announces that it has hired Gary N. Benninger, PhD. Physics, effective October 16th as its Chief Operating Officer. Dr. Benninger most recently was employed by Magna International, Inc., a $20+billion diversified auto parts supplier and its affiliate MEC, where he was Director of Technology Development, reporting directly to the Chairman. In this capacity, Dr. Benninger was responsible for identifying key new technologies as well as managing the design, engineering and manufacturing launch of target products.

During 1998 and 1999, Dr. Benninger was the Chief Operating Officer of the North American Operations of Becker Group, a $1.5 billion privately held automotive interior systems supplier. Prior to joining Becker, he was the Executive Vice President of Engineering and R&D at Magna and also served as Division General Manager and Vice President of Product Development. He has also worked for Ford Motor Company as an engineering manager and the National Aeronautics and Space Administration (NASA) as a research scientist.

"We are pleased to have someone with Gary's knowledge and experience joining our management team," said Richard Steinke, President and Chairman of Amerityre. "Gary's experience in bringing emerging technologies to market is going to be key to successfully commercializing Amerityre's technology," he added.

"I believe that my background in developing and manufacturing new automotive products will contribute substantially to successfully implementing Amerityre's business objectives," said Dr. Benninger. "I look forward to working with the Amerityre management team and am excited about the prospects for Amerityre's technologies," he added.

Amerityre is also actively engaged in the development of new technologies used to produce polyurethane elastomer tires for highway and industrial applications. Amerityre's polyurethane tire compounds and manufacturing processes are considered proprietary technology.

For more information on Amerityre, visit its website at www.amerityre.com.


Certain information contained in this release may constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. Such statements are made based upon current expectations that are subject to risk and uncertainty. Amerityre does not undertake to update forward-looking statements in this news release to reflect actual results of and changes in assumptions or changes in other factors affecting such forward-looking information.